Exhibit 99.1

Alliance Laundry Holdings LLC Reports 1st Quarter 2010 Earnings

RIPON, Wis.--(BUSINESS WIRE)--May 10, 2010--Alliance Laundry Holdings LLC announced today results for the three months ended March 31, 2010.

Net revenues for the quarter ended March 31, 2010 decreased $3.7 million, or 3.8%, to $92.7 million from $96.4 million for the quarter ended March 31, 2009. Our net income for the quarter ended March 31, 2010 increased $2.2 million to $4.5 million from $2.3 million for the quarter ended March 31, 2009. Adjusted EBITDA (see “About Non-GAAP Financial Measures” below) for the quarter ended March 31, 2010 was $17.0 million as compared to $13.5 million for the quarter ended March 31, 2009.

The overall net revenue decrease of $3.7 million was primarily attributable to a decrease in United States and Canada revenues of $6.1 million, a decrease in Europe revenues of $0.9 million and a decrease in Asia revenues of $0.4 million, partially offset by increases in Middle East & Africa revenues of $2.6 million and Latin America revenues of $1.1 million.

The overall net income increase of $2.2 million for the quarter ended March 31, 2010 was primarily attributable to improved gross profit of $3.7 million, lower securitization and other costs of $0.3 million and lower interest expense of $0.2 million, partially offset by higher selling, general and administrative expense of $0.8 million and higher provision for income taxes of $1.1 million.

In announcing the Company’s results, CEO Thomas F. L’Esperance said, “Although the market demand for commercial laundry products remained challenging in North America and Europe, our top and bottom line performance for the quarter were in line with our expectations. Consistent with last quarter, we are seeing pockets of strengthening demand in emerging markets and signs that point toward further stabilization and gradual improvement in the second half of 2010 and in 2011.”

L’Esperance concluded, “We expect a strong earnings performance for 2010 and will intensify our effort on new product development to position the business for growth as we emerge from this downturn. Our core strategies have not changed; we will continue to focus on our customer one initiative and will continue to grow our presence outside of the U.S. and Canada.”

About Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), we also disclose EBITDA and Adjusted EBITDA, which are non-GAAP measures. We have presented EBITDA and Adjusted EBITDA because certain covenants in our Senior Credit Facility are tied to ratios based on these measures. “EBITDA” represents net income before interest expense, income tax provision and depreciation and amortization, and “Adjusted EBITDA” (as defined under the Senior Credit Facility) is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Our Senior Credit Facility requires us to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum Adjusted EBITDA to cash interest expense. To the extent that we fail to maintain either of these ratios within the limits set forth in the Senior Credit Facility, our ability to access amounts available under our Revolving Credit Facility would be limited, our liquidity would be adversely affected and our obligations under the Senior Credit Facility could be accelerated. In addition, any such acceleration would constitute an event of default under the indenture governing the Senior Subordinated Notes (the “Notes Indenture”), and such an event of default under the Notes Indenture could lead to an acceleration of our obligations under the Senior Subordinated Notes. A reconciliation of EBITDA and Adjusted EBITDA with the most directly comparable GAAP measure is included below for the three months ended March 31, 2010 along with the components of EBITDA and Adjusted EBITDA.

About Alliance Laundry Holdings LLC

Alliance Laundry Holdings LLC is the parent company of Alliance Laundry Systems LLC (www.comlaundry.com), a leading designer, manufacturer and marketer in North America of commercial laundry equipment used in laundromats, multi-housing laundries and on-premise laundries. Under the well-known brand names of Speed Queen®, UniMac®, Huebsch®, IPSO®, and Cissell® we produce a full line of commercial washing machines and dryers with load capacities from 12 to 200 pounds. We have been a leader in the North American stand-alone commercial laundry equipment industry for more than ten years. With the addition of our European Operations and Alliance Laundry’s export sales to Europe, we believe that we are also a leader in the European stand-alone commercial laundry equipment industry.

Safe Harbor for Forward-Looking Statements

With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of our business to differ materially from those expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of our products abroad; possible fluctuation in interest rates, which affects our earnings and cash flows; the impact of substantial leverage and debt service on us; possible loss of suppliers; risks related to our asset backed facilities; the availability of borrowings under our Revolving Credit Facility; dependence on key personnel; labor relations; potential liability for environmental, health and safety matters; potential future legal proceedings and litigation; and other risks listed from time to time in the Company’s reports, including, but not limited to our Annual Reports on Form 10-K.

Financial information for Alliance Laundry Holdings LLC appears on the next five pages for the three months ended March 31, 2010.

ALLIANCE LAUNDRY HOLDINGS LLC
AND ALLIANCE LAUNDRY SYSTEMS LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$26,176	$24,615
Restricted cash - for securitization investors	17,958	-
Accounts receivable, net	21,697	21,323
Inventories, net	47,402	47,085
Retained beneficial interests in accounts receivable	-	26,367
Accounts receivable - restricted for securitization investors	58,955	-
Loans receivable - restricted for securitization investors	40,127	-
Deferred income tax asset, net	11,496	11,373
Prepaid expenses and other assets	4,188	4,014
Total current assets	227,999	134,777

Loans receivable, net	2,963	2,730
Property, plant and equipment, net	60,284	62,532
Goodwill	181,654	183,310
Retained beneficial interests in financial assets	-	46,793
Loans receivable, net - restricted for securitization investors	222,856	-
Deferred income tax asset	3,722	-
Debt issuance costs, net	3,891	4,353
Intangible assets, net	136,391	137,678
Total assets	$839,760	$572,173

Liabilities and Member(s)' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$336	$835
Revolving credit facility	-	-
Accounts payable	34,567	34,351
Asset backed borrowings - owed to securitization investors	71,157	-
Other current liabilities	28,721	32,590
Total current liabilities	134,781	67,776

Long-term debt and capital lease obligations	277,775	280,413
Asset backed borrowings - owed to securitization investors	194,718	-
Deferred income tax liability, net	10,464	9,057
Other long-term liabilities	22,981	22,139
Total liabilities	640,719	379,385

Commitments and contingencies
Member(s)' equity	199,041	192,788
Total liabilities and member(s)' equity	$839,760	$572,173

ALLIANCE LAUNDRY HOLDINGS LLC
AND ALLIANCE LAUNDRY SYSTEMS LLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2010	2009

Net revenues:
Equipment and service parts	$91,375	$93,341
Equipment financing, net	1,305	3,024
Net revenues	92,680	96,365
Cost of sales	66,019	73,347
Gross profit	26,661	23,018

Selling, general and administrative expense	14,027	13,232
Securitization and other costs, net	-	347
Total operating expenses	14,027	13,579
Operating income	12,634	9,439

Interest expense	5,694	5,883
Income before taxes	6,940	3,556
Provision for income taxes	2,417	1,278
Net income	$4,523	$2,278

ALLIANCE LAUNDRY HOLDINGS LLC
AND ALLIANCE LAUNDRY SYSTEMS LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2010	2009

Cash flows from operating activities:
Net income	$4,523	$2,278
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,317	4,311
Non-cash interest expense (income)	23	(592)
Non-cash (gain) loss on commodity & foreign exchange contracts, net	205	(238)
Non-cash executive unit compensation	567	420
Non-cash income from loan forgiveness	(13)	-
Deferred income taxes	1,573	642
Loss on sale of fixed assets	10	-
Other, net	-	43
Changes in assets and liabilities:
Accounts and notes receivable	(911)	(902)
Accounts receivable - restricted for securitization investors	8,498	-
Inventories	(1,005)	1,206
Retained beneficial interest	-	1,641
Loans receivable, net - restricted for securitization investors	(2,457)	-
Other assets	(424)	148
Accounts payable	684	(4,117)
Other liabilities	(2,988)	(3,611)
Net cash provided by operating activities	12,602	1,229

Cash flows from investing activities:
Capital expenditures	(1,525)	(855)
Restricted cash - for securitization investors	737	-
Net cash used in investing activities	(788)	(855)

Cash flows from financing activities:
Principal payments on long-term debt	(3,000)	(20,000)
Change in other long-term debt, net	(139)	(139)
Net decrease in asset backed borrowings related to securitized accounts receivable	(5,859)	-
Net decrease in asset backed borrowings related to securitized loans receivable	(1,222)	-
Member contributions	-	14,500
Net cash used in financing activities	(10,220)	(5,639)

Effect of exchange rate changes on cash and cash equivalents	(33)	(349)

Increase (decrease) in cash and cash equivalents	1,561	(5,614)
Cash and cash equivalents at beginning of period	24,615	14,314
Cash and cash equivalents at end of period	$26,176	$8,700

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,288	$9,277
Cash paid for income taxes	$149	$57

Reconciliation of Net income to EBITDA and Adjusted EBITDA, and reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities for the Three Months Ended March 31, 2010 and March 31, 2009. (Dollars in Thousands):

	Three Months Ended
	March 31,	March 31,
	2010	2009

Net income	$4,523	$2,278
Provision for income taxes	2,417	1,278
Interest expense	5,694	5,883
Depreciation and amortization (a)	4,317	4,311
Non-cash interest income included in amortization above	(479)	(464)
EBITDA	16,472	13,286
Finance program adjustments (b)	-	(301)
Securitization interest - permitted receivables financing (c)	(291)	-
Other non-recurring charges (d)	-	304
Other non-cash charges (e)	772	225
Adjusted EBITDA	16,953	13,514

Interest expense	(5,694)	(5,883)
Non-cash interest income included in amortization above	479	464
Other non-cash interest	23	(592)
Finance program adjustments (b)	-	301
Other non-recurring charges (d)	-	(304)
Cash taxes paid and payable	(556)	(636)
Changes in assets and liabilities	1,397	(5,635)
Net cash provided by operating activities	$12,602	$1,229

(a) Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

(b) We currently operate a commercial equipment finance program in which newly originated equipment loans are sold to a special-purpose bankruptcy remote entity. In accordance with accounting guidance effective through December 31, 2009, we were required to record gains/losses on the sale of these equipment based promissory loans. In calculating Adjusted EBITDA, management determined the cash impact of net interest income on these loans. The finance program adjustments were the difference between GAAP basis revenues and cash basis revenues. In addition, we recognized mark-to-market adjustments for our retained beneficial interests in financial assets which are considered finance program adjustments in the Credit Agreement. In accordance with current accounting guidance, we consolidated ALERT 2009A in our financial statements effective January 1, 2010. The finance program adjustments, which represented the difference between GAAP basis revenues and cash basis revenues, are not relevant subsequent to December 31, 2009 due to consolidation of the trust.

(c) Securitization Interest – permitted receivables financing represents interest expense on trade receivables sold to ALERT 2009A. This activity was consolidated in our financial statements effective January 1, 2010 as part of the new accounting guidance described above. Beginning with the first quarter of 2010, this expense, which is charged to the Interest expense line of our Condensed Consolidated Statements of Income, is deducted in calculating Adjusted EBITDA.

(d) Other non-recurring charges are described as follows:

  Other non-recurring charges of $0.3 million for the quarter ended March 31, 2009 consist of legal costs related to the Lehman bankruptcy, which is included in the securitization, impairment and other costs line of our consolidated Statements of Income. There were no similar expenses for the quarter ended March 31, 2010.

(e) Other non-cash charges are described as follows:

  Other non-cash charges for the quarter ended March 31, 2010 relate to $0.6 million of non-cash expense for management incentive stock options, which is included in the selling, general and administrative expense line of our consolidated Statements of Income and $0.2 million of non-cash mark to market losses relating to commodity and foreign exchange hedge agreements, which are included in the cost of sales line of our consolidated Statements of Income.
  Other non-cash charges for the quarter ended March 31, 2009 relate to $0.4 million of non-cash expense for management incentive stock options, which is included in the selling, general and administrative expense line of our consolidated Statements of Income and $0.2 million of non-cash mark to market gains relating to commodity and foreign exchange hedge agreements, which are included in the cost of sales line of our consolidated Statements of Income.

CONTACT:
Alliance Laundry Holdings LLC
Bruce P. Rounds, Vice President CFO
920-748-1634